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EXHIBIT 10.43

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement"), dated March 31, 2008, is made by and between VGX Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Dr. J. Joseph Kim ("Executive").

R E C I T A L S

        WHEREAS, the Company desires to employ Executive and to have the benefit of his skills and services, and Executive desires to accept employment with the Company, on the terms and conditions set forth herein; and

        WHEREAS, Executive and the Company previously entered into a Non-Disclosure, Assignment of Inventions, Non-Solicitation and Non-Compete Agreement (the "Non-Compete Agreement"), which continues in full force and effect.

        NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Compete Agreement, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Employment; Term.

        a.     The Company hereby agrees to employ Executive as Chief Executive Officer and President and Executive hereby agrees to accept such employment with the Company in accordance with the terms and conditions of this Agreement.

        b.     The "Term" of this Agreement shall commence on the date hereof (the "Commencement Date") and continue for a period of three years from the Commencement Date; provided, however, that the Term of this Agreement may be terminated earlier at any time as provided in Section 7 below.

2.    Position and Duties.

        a.     The Company agrees to employ Executive throughout the Term as Chief Executive Officer and President of the Company with such responsibilities, duties and authority as are assigned to him by the Board of Directors (the "Board") of the Company or its designee.

        b.     Executive shall faithfully devote his full business/working time, attention and energy to the business and affairs of the Company and the performance of his duties hereunder and to use reasonable efforts to perform such responsibilities faithfully and efficiently.

        c.     Without limiting the generality of the foregoing paragraph, during the Term, upon prior written consent of the Board or its designee, Executive shall be permitted to serve on other Boards of Directors, professional associations and otherwise be involved with any family business or trust to the extent that, in the reasonable judgment of the Board or its designee, such other business pursuits and activity do not materially (i) interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, or (ii) violate the Conflicts provision of the Non-Compete Agreement.

3.    Compensation.

        a.     Executive shall be entitled to receive as compensation for his employment a base annual salary at a rate of $240,000 per annum (the "Base Salary"), which shall be paid to Executive by the Company or any of its affiliates on a monthly basis.

        b.     Increases in the Base Salary shall be reviewed annually by the Board during the Term and any such increases, if any, will be at the Board's or its designee's sole discretion and will otherwise be consistent with the Company's annual policies and budget for payroll increases.

4.    Bonus.

        During the Term, Executive shall be eligible to receive an incentive cash bonus up to the amount, based upon the criteria, and payable at such times, as may be determined by the Board and targeted at thirty percent (30%) or more of the Base Salary. The amount shall be determined by the Board, in its sole and absolute discretion, which shall be binding and final, and shall be paid in a one-time lump sum payment (less payroll taxes). To the extent that such cash bonus is to be determined in light of financial performance during a specified fiscal period and the Agreement commences on a date after the start of such fiscal period, any cash bonus payable in respect of such fiscal period's results may be prorated. In addition, if the period of Executive's employment hereunder expires before the end of a fiscal period, and if Executive is eligible to receive a cash bonus at such time (such eligibility being subject to the restrictions set forth in Section 7 below), any cash bonus payable in respect of such fiscal period's results may be prorated. Notwithstanding the foregoing, all bonuses shall be paid within two and one-half months after the close of each year.

5.    Benefits; Stock Options.

        In addition to the salary and cash bonus referred to above, Executive shall be entitled during the Term to participate in such employee benefits plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time adopted by the Board and made available by the Company generally to employees of Executive's position, tenure, salary, age, health and other qualifications. Without limiting the generality of the foregoing, Executive shall be eligible for such awards, if any, under the Company's employee benefits plans or programs as shall be granted to Executive in the sole discretion of the Board or its designee. Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefits plan or program or other fringe benefits during the Term, and participation by Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

6.    Expenses.

        The Company will reimburse Executive, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary business and traveling expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive's duties hereunder, upon presentation by Executive to the Company of appropriate vouchers and supporting documentation.

7.    Termination.

        Executive's employment by the Company pursuant hereto is subject to termination as follows:

        a.    Death or Disability.    The Company may by written notice to Executive or his personal representative terminate Executive's employment on account of his death or total disability. In the case of Executive's death, Executive's employment shall be deemed to terminate on the date of Executive's death. For purposes hereof, Executive shall be deemed to experience a "Total Disability" if Executive is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, Executive shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 90 consecutive days or longer, or for shorter periods aggregating 120 days in any 360-day period. In the event of any dispute under this Section 7(a), Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative. In the case of a Total Disability, until the Company shall have terminated Executive's employment hereunder in accordance with the foregoing, Executive shall be entitled to receive compensation provided for herein notwithstanding any such Total Disability. In the event of the termination of Executive's employment on account of his death or such Total Disability, such termination shall be effective immediately upon notice, in which case Executive or his representative will have no rights or claims against the Company under this Agreement except as follows:

          (i)    Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination and (B) any unreimbursed expenses;

          (ii)   All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan or program of the Company in which Executive is then participating at the time of his termination; and

          (iii)  in the case of Executive's Total Disability only, (A) the Company shall continue Executive's medical benefits coverage existing at the time of his termination for as long as permissible under the Company's health benefits policies (not to exceed 60 days) and the Company further agrees to pay Executive's COBRA premiums for 24 months thereafter, or, if earlier, the termination of such COBRA coverage, with such premiums to provide for coverage at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination, and (B) Executive shall further receive a lump-sum payment, within 15 days after the effective date of termination, equal to the aggregate amount of Executive's Base Salary as in effect immediately prior to such termination that would be payable over a period of 24 months following the effective date of such termination.

        b.    Involuntary Termination for Cause.    In the event the Company terminates Executive's employment for Cause (as such term is defined below), such termination ("Termination For Cause") shall be effective immediately upon notice thereof, in which case Executive will have no rights or claims against the Company under this Agreement except as follows:

          (i)    Executive shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination and (B) any unreimbursed expenses; and

          (ii)   All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of his termination.

        "Cause" shall mean: (1) conviction of Executive of any felony; (2) participation by Executive in any fraud or act of dishonesty against the Company; (3) material violation by Executive of (i) any contract between the Company and Executive, or (ii) any statutory duty of Executive to the Company; (4) conduct of Executive that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Executive's gross unfitness to serve; or (5) the continued, willful refusal or failure by Executive to perform any material duties reasonably requested by the Board; provided, however, that in the case of conduct described in clauses (3), (4) and (5) hereof, such conduct shall not constitute "Cause" unless (a) the Board shall have given Executive written notice setting forth with specificity (i) the conduct deemed to constitute "Cause," (ii) reasonable action that would remedy the objectionable conduct and (iii) a reasonable time (not less than 10 days) within which Executive may take such remedial action, and (b) Executive shall not have taken such specified remedial action within such specified reasonable time.

        c.    Involuntary Termination Without Cause.    The Company may terminate Executive's employment, other than on account of death, Total Disability or for Cause, on 30 days' written notice ("Termination Without Cause"), in which case Executive will have no rights or claims against the Company under this Agreement except as follows:

          (i)    Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination, and (B) any unreimbursed expenses;

          (ii)   All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of his termination;

          (iii)  Executive shall receive severance payments in the form of monthly payments of Executive's Base Salary (as in effect immediately prior to such termination) and of the Pro Rata Bonus Amount (as such term is defined below) for a period of 24 months following the effective date of such termination; and

          (iv)  The Company shall continue Executive's medical benefits coverage existing at the time of his termination for as long as permissible under the Company's health benefits policies (not to exceed 60 days) and the Company further agrees to pay Executive's COBRA premiums for 24 months thereafter, or, if earlier, the termination of such COBRA coverage, with such premiums to provide for coverage at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination.

        For the purposes of this Agreement, "Pro Rata Bonus Amount" shall mean one-twelfth (1/12th) of the greater of (A) the most recent annual cash bonus paid to Executive prior to the date of his termination, or (B) the average of the three most recent annual cash bonuses paid to Executive prior to the date of his termination. The rights of Executive and the obligations of the Company under this Section 7(c) shall remain in full force and effect notwithstanding the expiration of the Term, whether by failure of the Board to extend such Term or otherwise, and the failure of the Board to extend such Term shall be deemed a Termination Without Cause under this Section 7(c).

        d.    Voluntary Termination For Good Reason.    Executive may terminate his employment for good reason ("Termination For Good Reason") by providing 30 days' written notice of a breach constituting Good Reason, which notice shall be provided within 90 days after the initial existence of the breach, provided, that such breach is not cured in all material respects to the reasonable satisfaction of Executive within 30 days after such notice. In the event of Termination for Good Reason, Executive shall be entitled to receive the payments and other rights provided in Section 7(c) hereof. For purposes of this Agreement, termination for "Good Reason" shall mean voluntary termination by Executive of his employment with the Company based on one of the following events:

          (i)    the material diminution in Executive's position, title, responsibilities or authority from those in effect at the Commencement Date;

          (ii)   a relocation of Executive's principal executive offices more than fifty miles from its location at the Commencement Date; or

          (iii)  the breach by the Company of any of its material obligations under this Agreement;

provided, however, that, with respect to subsections (i) and (ii) above, in the event that Executive terminates his employment within six months prior to a Change in Control (as such term is defined below) or within 12 months after a Change in Control, "Good Reason" shall be defined to be (y) the material diminution in Executive's position, title, responsibilities or authority from those in effect, or (z) a relocation of Executive's principal executive offices more than fifty miles from its location existing at, six months prior to a Change in Control.

        e.    Voluntary Termination.    Executive may otherwise terminate his employment without Good Reason upon 30 days' written notice, in which case Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary on a pro rata basis through the date of the termination, and (B) any unreimbursed expenses.

        f.    Section 409A.    The Base Salary continuation set forth in Sections 7 (a), (c) and (d) hereof shall be intended to satisfy either (i) the safe harbor set forth in the regulations issued under Section 409A (as defined below) of the Internal Revenue Code of 1986, as amended (the "Code") (Treas. Regs. 1.409A-1(n)(2)(ii)), or (ii) be treated as a Short-term Deferral as that term is defined under Section 409A (Treas. Regs. 1.409A-1(b)(4)). To the extent that such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company's usual practice for its senior executives.

        Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a "specified employee" as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to "specified employees" under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of Executive's termination of employment or before the date of Executive's death, if earlier.

        g.    Forfeiture of Rights.    In the event that, subsequent to termination of Executive's employment hereunder, Executive breaches any of the provisions of the Non-Compete Agreement in any material respect, all payments and benefits to which Executive may otherwise have been entitled to pursuant to this Section 7 hereof shall immediately terminate and be forfeited.

        h.    Release.    Executive shall not be entitled to any compensation under this Section 7 unless Executive executes and delivers to the Company within 10 days after termination, a Separation of Employment Agreement and General Release (the "Release") in the form attached hereto as Exhibit A by which Executive releases the Company from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the compensation and benefits specified in this Section 7 and those Release Exclusions (as such term is defined in the Release) set forth in the Release. The parties hereto acknowledge that the payments to be provided under this Section 7 are to be provided in consideration for the Release.

8.    Change in Control Provisions.

        a.    Effect of Termination Following Change in Control.    In the event of a Change in Control (as such term is defined below) during the Term, and a termination of Executive's employment, either as a Termination Without Cause or Termination For Good Reason, occurring either within six months prior to or within 12 months following such Change in Control, whether or not such termination is during the Term, Executive shall be entitled to receive (i) the payments and other rights provided in Section 7(c) hereof and (ii) a lump sum cash severance payment, paid within 15 days of the date of termination, equal to the sum of Executive's monthly base salary (as in effect immediately prior to such termination) and the Pro-Rata Bonus Amount (as determined under Section 7(c)(iv) above) multiplied by 24, but discounted to present value from the dates such payments would be made if paid on a monthly basis for such 24-month period, based on the 100% short-term Applicable Federal Rate (compounded annually) under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect at the time of payment.

        b.    Definition of Change in Control.    For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon:

          (i)    an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company ("Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

          (ii)   a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 8(b)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

          (iii)  the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property;

          (iv)  the approval by stockholders of the Company of the issuance of shares of Common Stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of Common Stock outstanding immediately prior to the consummation of such transaction; or

          (v)   the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company.

9.    Parachute Tax Indemnity.

        a.     If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon all the Payments.

        b.     All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section 9 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

        c.     Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

          (i)    give the Company any information reasonably requested by the Company relating to such claim;

          (ii)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii)  cooperate with the Company in good faith in order to effectively contest such claim; and

          (iv)  permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        d.     If, after Executive's receipt of an amount advanced by the Company pursuant to this Section 9, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by the Company pursuant to this Section 9, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.    Remedies.

        In addition to other remedies provided by law or equity, upon a breach by Executive of any of the covenants contained herein or in the Non-Compete Agreement, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against Executive enjoining Executive and prohibiting any further breach of the covenants contained herein. Executive acknowledges that a breach or threatened breach by Executive of the provisions of this Agreement will cause irreparable damage to the Company because Executive's services to be performed hereunder are of a unique, special and extraordinary character. Thus, the Company shall be entitled to injunctive relief without the necessity of proving actual damages and the Company shall not be required to post a bond or other security in support of such injunctive relief.

11.    Arbitration.

        Any claim, dispute or controversy arising out of or in connection with this Agreement, or any breach thereof, shall be arbitrated by the parties before a sole arbitrator (who shall have substantial experience in the pharmaceutical and life sciences industry) conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The arbitrator shall have the authority to order discovery but shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. A decision by the sole arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. Such arbitration shall take place in Philadelphia, Pennsylvania. The parties hereto consent to the jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania with respect to any action arising under this Agreement. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 10 hereof, from any court of competent jurisdiction, without the need to resort to arbitration.

12.    Assignment; Binding Nature.

        This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. If any such successor of the Company or its business does not agree to so assume such liabilities, obligations and duties, Executive may immediately resign, which shall be deemed a Termination For Good Reason under the provisions of this Agreement. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

13.    Notice.

        Any notice (including notice of a change of address) permitted or required to be given pursuant to the provisions of this Agreement shall be in writing and sent by certified mail, postage pre-paid, return receipt requested, or by hand delivery to the parties at the following addresses:

  If to the Company:

  VGX Pharmaceuticals Inc.
  450 Sentry Parkway
  Blue Bell, PA 19422
  Attention: Corporate Secretary

  With a copy to:

  Duane Morris LLP
  30 South 17th Street
  Philadelphia, PA 19103-4196
  Attention: Kathleen Shay, Esquire

  If to Executive:

  J. Joseph Kim, Ph.D.
  4 Camelot Way
  Harleysville, PA 19438

        Notice properly given by mail shall be deemed effective three business days after mailing, and if hand-delivered, upon receipt.

14.    Entire Agreement.

        This Agreement and the Non-Compete Agreement constitute the complete agreements and understandings between the Company and Executive concerning Executive's employment by the Company, and supersede any and all previous agreements or understandings concerning such employment, whether written or oral, between Executive and the Company.

15.    Modification.

        This Agreement may not be waived, amended or modified without the express written consent of the party against whom enforcement of such Agreement is sought.

16.    Waiver.

        Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive and the Chairman of the Board.

17.    Section 409A.

        It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (collectively, "Section 409A") issued pursuant to Section 409A so as not to subject Executive to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and Executive.

18.    Invalidity of Any Provision.

        If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and permitted by the law, effect shall be given to the intent manifested by the portion held invalid or inoperative.

19.    Applicable Law.

        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws thereof.

20.    Counterparts.

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

21.    Headings.

        The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

22.    Binding Effect.

        The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties thereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

VGX PHARMACEUTICALS, INC.
By:
Name:
Title:
EXECUTIVE
/s/ J. Joseph Kim Dr. J. Joseph Kim, Ph.D.

EXHIBIT A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

        WHEREAS Dr. J. Joseph Kim, Ph.D. ("Executive") has been employed by VGX Pharmaceuticals, Inc. (the "Company"), and because Executive's employment with the Company will terminate effective                        , Executive and the Company agree as follows:

        1.     In consideration of the promises of the Company set forth in Paragraph 3 below, Executive, and his heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably agrees to the termination of Executive's employment with the Company effective on                        (or such earlier date as may be communicated in writing by                         ) (the "Termination Date") and hereby REMISE, RELEASE and FOREVER DISCHARGE the Company and any individual or organization related to the Company and against whom or which Executive could assert a claim, including                        (hereinafter, together with the Company, referred to collectively as "Releasees"), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which he had, has or may have against Releasees up until the date of his execution of this Separation of Employment Agreement and General Release (this "Release Agreement"), other than the Release Exclusions (as such term is defined below). Particularly, but without limitation, Executive so releases and waives all claims relating in any way to his employment or the termination of his employment relationship with the Company, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, §§ 42 U.S.C. 2000e et seq. ("Title VII"), the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq. (the "ADA"), the Employee Retirement Income Security Act 29 U.S.C. §§ 1001 et seq. ("ERISA"), the Age Discrimination in Employment Act, as amended 29 U.S.C. §§ 621 et seq. (the "ADEA"), any and all other federal and/or state statutes, including without limitation the Pennsylvania Human Relations Act ("PHRA"), and all federal, state or common law claims, including all tort and contract claims of whatever nature or form, and all claims for counsel fees and costs. Executive agrees that Executive will not file any civil complaint or lawsuit against the Company or any of Releasees under Title VII, ERISA, the ADA, the ADEA, the PHRA or any other federal, state or local law. Executive further agrees and covenants that should any person, organization or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding. This release does not relinquish Executive's rights, if any, to the following specific claims that Executive has or may have (the "Release Exclusions"): (i) to seek indemnification pursuant to applicable state law and the Company's By-laws; (ii) to seek coverage under directors' and officers' liability insurance policies maintained by the Company; (iii) to enforce the Company's obligations under this Agreement or (iv) to seek relief for any claims that Executive has arising from his interest in the Company as a stockholder, including those claims that arise from any stockholder agreement to which Executive is or was a party.

        2.     Executive shall promptly take all steps necessary to dismiss with prejudice any and all pending complaints, lawsuits and/or grievances against the Releasees, regardless of whether they are or have been filed internally or externally. Executive waives his right to institute or have pursued on his behalf any complaints, lawsuits, or grievances whatsoever against the Releasees for any matter occurring up to the present, regardless of the forum, other than the Release Exclusions. Executive also agrees that the payment in Paragraph 3 is in full satisfaction of any liability or obligation to Executive under the Employment Agreement, dated as of March     , 2008, between the Company and Executive.

        3.     In full consideration of Executive's execution of this Release Agreement, and his agreement to be legally bound by its terms, the Company will provide Executive with the following consideration, to which Executive acknowledges he would not otherwise be entitled:

  (a)-(b) [Refer to applicable sections of Employment Agreement]

        Executive understands and expressly agrees that each benefit enhancement and payment under paragraphs (a) and (b) above is expressly contingent on Executive's continued employment through                        , or such earlier date as may be communicated in writing by the Company.

        Executive acknowledges that, other than the payments described in this Paragraph 3, he has received payment in full of all of the compensation, wages, benefits and/or payments of any kind otherwise due to him from the Company. Except as set forth in this Release Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this Paragraph, required by law or as may be claimed as a right under the Release Exclusions.

        4.     If Executive brings a legal action for claims against any of the Releasees in contravention of any part of this Release Agreement, including Paragraph 1 of this Release Agreement, and other than the Release Exclusions, Executive agrees and acknowledges that he will reimburse such Releasees for their reasonable attorneys' fees and costs in defending any such action, provided, however, that this reimbursement requirement shall be inapplicable in any matter regarding the ADEA.

        5.     The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Release Agreement.

        6.     Executive hereby agrees and recognizes that, as of his Termination Date, Executive's employment relationship with the Company or Releasees will be permanently and irrevocably severed, Executive promises never to seek employment with the Company or Releasees in the future, and that Executive waives his right to be hired or rehired in the future by the Company and any of its affiliates. It is further agreed and understood that Executive will continue to be available and cooperate in a reasonable manner in providing assistance to the Company in concluding any matters which are reasonably related to the duties and responsibilities that Executive had while employed by the Company, provided that such cooperation and assistance does not interfere with any subsequent employment obtained by Executive.

        7.     Executive agrees and acknowledges that this Release Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Releasees.

        8.     Executive agrees, covenants and promises that Executive will not communicate or disclose the terms of this Release Agreement to any persons with the exception of members of Executive's immediate family and Executive's attorney and financial advisor. Executive further agrees to refrain from using or disclosing for the benefit of any person, business or entity other than the Company, any confidential information relating to the Company's business, which includes but is not limited to information relating to the Company's employees, suppliers, customers, services, plans, research, marketing studies or analyses, and financial or business affairs. Executive represents that any and all documents containing such confidential information will be returned to the Company by the Termination Date and that, in addition, he will otherwise retain no equipment or property of the Company, including any documents and files, whether electronically stored or maintained in hard copy.

        9.     This Release Agreement, and the provisions of the Employment Agreement and the Non-Disclosure, Assignment of Inventions, Non-Solicitation and Non-Compete Agreement (attached as Exhibit A to the Employment Agreement) that survive Executive's termination of employment, constitute the complete and entire understanding between the parties, and supersede any and all prior agreements and understandings between the parties to the extent they are inconsistent with this Release Agreement.

        10.   Executive hereby certifies that Executive has read the terms of this Release Agreement, that Executive has been advised by the Company, and is again hereby advised, to consult with an attorney of his own choice prior to executing this Release Agreement, that Executive has had an opportunity to do so, and that Executive understands this Release Agreement's terms and effects. Executive further certifies that neither Releasees nor any representative of Releasees have made any representations to Executive concerning this Release Agreement other than those contained herein.

        11.   Executive acknowledges that Executive has been informed that this Release Agreement includes a waiver of claims under the ADEA, and that Executive has the right to consider this Release Agreement for a period of 21 days. Executive also understands that he has the right to revoke this Release Agreement for a period of seven days following his execution of this Release Agreement by giving written notice to the Company in care of                        . Executive also understands and agrees that this Release Agreement will not be binding or enforceable until after the seven day revocation period has expired.

        12.   If any provision of this Release Agreement is deemed invalid, the remaining provisions shall not be affected.

        13.   The provisions of this Release Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws thereof.

        14.   Executive certifies and acknowledges that: (a) he has carefully read this Release Agreement; (b) it is written in a manner understandable to him and he fully understood it; (c) he is entering into it knowingly and voluntarily; and (d) he intends to be legally bound by the promises contained in this Release Agreement for the aforesaid consideration.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release on the dates indicated below.

WITNESS:	Dr. J. Joseph Kim, Ph.D.
DATE:
WITNESS:	VGX PHARMACEUTICALS, INC.
BY:
NAME:
TITLE:
DATE:

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  EXHIBIT 10.43